THOMAS W. KLASH
                                      Certified Public Accountant



March 19, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



RE:   VANDERBILT SQUARE CORP.
      FILE REF. NO. 2-96366-A



Dear Sir or Madame:

I was previously the principal accountant for Vanderbilt Square Corp. and, under the date of February 8, 1998, I reported on the consolidated financial statements of Vanderbilt Square Corp. and subsidiaries as of and for the years ended December 31, 1997 and 1996. On January 25, 1999, my appointment as principal accountant was terminated. I have read Vanderbilt Square Corp.'s statements included under Item 4 of its Form 8-K dated March 5, 1999 and I agree with such statements.

Very truly yours,


/s/Thomas W. Klash

Thomas W. Klash












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